Exhibit 4.8

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement ("Agreement") is made and entered into in Shenzhen on October 15, 2021 by and among the following Parties:

1.Xiaoying (Beijing) Information Technology Co., Ltd. (hereinafter referred to as the "WFOE")

Registered Address: Room 32-1-1-135, Building No.32, Chuangye Middle Road, Haidian District, Beijing;

2.Beijing Yingzhongtong Financial Information Services Co., Ltd. (hereinafter referred to as the "Domestic Company")

Registered Address: Building No.2, 12A West Dawang Avenue, Chaoyang District, Beijing (National Advertising Industry Park Incubator 22086).

Whereas:

(1)

The WFOE is a wholly foreign-owned enterprise established in the People's Republic of China (hereinafter referred to as the "PRC") and has resources and qualifications to provide technical consulting and services;

(2)	The Domestic Company is a domestic funded limited liability company registered in the PRC; and
(3)	The WFOE agrees to provide technical consulting and related services to the Domestic Company, and the Domestic Company agrees to accept the technical consulting and services provided by the WFOE.

NOW, THEREFORE, the Parties agree as follows upon negotiation:

Article 1Technical Consulting and Services; Sole and Exclusive Rights and Interests

1.1.

The WFOE agrees to provide technical consulting and services (please see Appendix 1 for the specific content thereof) in relation to legal information services (hereinafter referred to as the "Target Business") to the Domestic Company as the technical consulting and service provider of the Domestic Company in accordance with the conditions set forth herein during the term of this Agreement.

1.2.

The Domestic Company agrees to accept the technical consulting and services provided by the WFOE. The Domestic Company further agrees that, without prior written consent of the WFOE, during the term of this Agreement, the Domestic Company shall not accept any technical consulting and services identical or similar to Target Business that are provided by any third party.

Article 2	Calculation and Payment of the Technical Consulting and Service Fee (hereinafter referred to as the "Consulting Service Fee")

The Parties agree that the Consulting Service Fee under this Agreement shall be determined and paid based on the method set forth in Appendix 2 attached hereto.

Article 3	Responsibilities of the Parties
3.1.	Responsibilities of the WFOE. In addition to the responsibilities provided in other clauses hereof, the WFOE shall also assume the following responsibilities:
(a)	To provide support services to the Domestic Company in a valid manner and timely and seriously make response to any request for advice and assistance made by the Domestic Company;
(b)	To assist the Domestic Company in preparing the business plan relating to the Target Business;
(c)	To assist the Domestic Company in the planning, design, development of, and engagement in, the Target Business;
(d)	To provide the Domestic Company with competent service staff for the purpose of performing the services hereunder; and
(e)	To strictly fulfill its obligations under this Agreement and any other relevant contract to which it is a party.
3.2.	Responsibilities of the Domestic Company. In addition to the responsibilities provided in other clauses hereof, the Domestic Company shall also assume the following responsibilities:
(a)	Without prior written consent of the WFOE, not to accept any identical or similar support service provided by any third party;
(b)	To accept all services and all advice on the support services, provided by the WFOE;
(c)	To prepare the business plan under the assistance of the WFOE;
(d)	To plan, design, develop, create and engage in the Target Business under the assistance of the WFOE;
(e)	In case of any event which affects the normal operation of the Domestic Company, the Domestic Company shall timely notify the WFOE;
(f)	The Domestic Company hereby authorizes the WFOE or any

authorized person of the WFOE to enter into the office space or other place of business of the Domestic Company within reasonable time;

(g)

The Domestic Company shall not take, and shall try to cause other third parties not to take, any action which may produce any adverse effect on the WFOE's ownership or intellectual property rights of and in the services provided hereunder;

(h)

To provide the WFOE with any technology or other material which the WFOE deems necessary or useful for it to provide the services hereunder, and allow the WFOE to enter into relevant facilities which the WFOE deems necessary or useful for it to provide the services hereunder;

(i)	To establish and maintain a separate accounting unit for the Target Business;
(j)	To operate and carry out the Target Business and other business of the Domestic Company in strict compliance with the business plan and decisions jointly made by the WFOE and the Domestic Company;
(k)

Where the Domestic Company intends to enter into any material contract with any third party, it shall obtain the written consent of the WFOE prior to execution of such contract. A "material contract" refers to any written or oral contract, agreement, covenant or undertaking of cooperation, equity transfer, financing or otherwise affecting any business of the Domestic Company and the WFOE's interest in this Agreement or causing the WFOE to decide to make any change to or early terminate this Agreement, with any third party;

(l)	To provide and manage the Target Business in a valid, prudent and lawful manner, so as to maximize the profits;
(m)	To assist the WFOE in, and provide the WFOE with sufficient cooperation on, all affairs required for the WFOE to validly fulfill its duties and obligations hereunder;
(n)

To report all communications with the relevant administrations for industry and commerce to the WFOE, and timely provide the WFOE with the photocopies of all documents, permits, approvals and authorizations obtained from relevant administrations for industry and commerce;

(o)

For the purpose of performing the services hereunder, to assist the WFOE in carrying out, establishing and maintaining relationships with other relevant departments and agencies of the PRC government, provincial and local governments and other entities, and assist the WFOE in obtaining all permits, licenses, approvals and authorizations required for such work;

(p)	To assist the WFOE in completing all duty-free importation formalities for the supply of assets, materials and supplies as required for the WFOE to provide services;
(q)	To assist the WFOE in purchasing equipment, materials, supplies, labor services and other services required by the WFOE in the PRC at a competitive price;
(r)	To operate in accordance with all applicable PRC laws and regulations, and complete all necessary formalities relating to the operation;
(s)	To provide the WFOE with the photocopies of relevant PRC laws, regulations, ordinances and rules as well as other relevant materials required by the WFOE;
(t)

The Domestic Company will cause its shareholders to agree that any bonus, dividend, or other profit or benefit (regardless of the form) which the WFOE is entitled to receive from the Domestic Company as a shareholder of the Domestic Company, shall be paid or transferred to the WFOE, without delay or additional condition, at the time of realization of such bonus, dividend, profit or benefit.

(u)	To strictly fulfill its obligations under this Agreement and any other relevant contract to which it is a party.
3.3.

Inaction Obligation of the Domestic Company. In order to secure the Domestic Company's performance of all agreements concluded with the WFOE and all obligations to the WFOE, the Domestic Company undertakes to the WFOE that, except with prior written consent of the WFOE or other party designated by the WFOE, the Domestic Company will not enter into any transaction which may produce any material or adverse effect on the assets, business, personnel, obligations, rights or corporate operation of the Domestic Company, including but not limited to the following:

(a)	To carry out any activity beyond the normal scope of business of the Company;
(b)	To provide any loan to any third party or assume any debts;
(c)	To change or remove any director of the Company or remove and replace any senior executive of the Company;
(d)	To sell or acquire any asset or right to and from any third party, including but not limited to any intellectual property right;
(e)	To provide guarantee or any other form of security for any third party by its own assets or intellectual property rights, or set up any other encumbrance over the assets of the Company;

(f)	To amend the articles of association or change the scope of business of the Company;
(g)	To change the normal business procedures of the Company or amend any important internal rules and regulations of the Company; and
(h)	To transfer the rights and obligations hereunder to any third party.

Article 4Operation, Management and Staffing of the Domestic Company

4.1.

The Domestic Company hereby agrees to accept and strictly implement the advice regarding its employment and dismissal of employees, daily operation and management and financial management policies as the WFOE may from time to time provide to it.

4.2.

The Domestic Company hereby agrees to elect the candidates designated by the WFOE as the directors of the Domestic Company in accordance with the procedures set forth in laws, regulations and the articles of association if so required by the WFOE, and guarantees that the directors so elected will elect the person recommended by the WFOE as the chairman of the Domestic Company and appoint persons designated by the WFOE as the general manager, chief financial officer and other senior executives of the Domestic Company.

4.3.

If such directors or senior executives designated by the WFOE leave the WFOE, regardless of whether they resign or are removed by the WFOE, they will simultaneously lose the qualifications to hold any office in the Domestic Company. In this case, the Domestic Company will elect other persons otherwise designated by the WFOE to hold such office.

4.4.

For the purpose of Article 4.3 above, the Domestic Company will take all necessary internal and external corporate procedures to complete such appointment and removal formalities in accordance with the laws, the articles of association and this Agreement.

4.5.

The Domestic Company hereby agrees to cause its shareholders to enter into an irrevocable proxy agreement, under which shareholders of the Domestic Company will irrevocably authorize the persons designated by the WFOE to exercise their rights as shareholders on behalf of them, and exercise all voting power of shareholders on the shareholders' meeting of the Domestic Company. The Domestic Company will cause its shareholders to further agree that they will replace the persons designated in such proxy agreement at the request of the WFOE at any time.

Article 5Representations and Warranties

5.1.	The WFOE hereby represents and warrants as follows:
(a)	It is a company duly incorporated and validly existing under the PRC laws.

(b)

Its execution and performance of this Agreement is within its corporate power and scope of business; it has taken all necessary corporate actions and given proper authorizations and has obtained consents and approvals from third parties and government agencies to execute and perform this Agreement, and such execution and performance of this Agreement does not violate any restrictions in law or otherwise binding or having an impact on it.

(c)	Once executed, this Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with the provisions of this Agreement.
5.2.	The Domestic Company hereby represents and warrants as follows:
(a)	It is a company duly incorporated and validly existing under the PRC laws.
(b)

Its execution and performance of this Agreement is within its corporate power and scope of business; it has taken all necessary corporate actions and given proper authorizations and has obtained consents and approvals from third parties and government agencies to execute and perform this Agreement, and such execution and performance of this Agreement does not violate any restrictions in law or otherwise binding or having an impact on it.

(c)	Once executed, this Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with the provisions of this Agreement.

Article 6Confidentiality

6.1.

The Domestic Company agrees to make efforts to take all reasonable confidentiality measures to keep confidential any confidential data and information (hereinafter referred to as the "Confidential Information") acquired or accessed to through acceptance of the exclusive consulting and services provided by the WFOE. Without prior written consent of the WFOE, the Domestic Company shall not disclose, give or transfer such Confidential Information to any third party. Upon termination of this Agreement, the Domestic Company shall at the request of the WFOE return to the WFOE, or destroy, any document, data or software carrying the Confidential Information, and delete any Confidential Information from any relevant memory device and cease the use of such Confidential Information.

6.2.	The Parties agree that this Article shall survive the change, rescission or termination of this Agreement.

Article 7Default Liabilities and Indemnity

7.1.

Default Liabilities. The Parties agree and confirm that if any Party hereto ("Breaching Party") materially breaches any provision hereof, or materially fails to perform or delays in perform any obligation hereunder, it shall constitute a default hereunder ("Default"), and the non-breaching Party ("Non-breaching Party") may request the Breaching Party to make correction or take remedy within a reasonable time limit. Should the Breaching Party still fail to make correction or take remedy within such reasonable time limit or ten (10) days after the other Party notifies the Breaching Party in writing and requests for correction, the Non-breaching Party may request the Breaching Party to pay liquidated damages.

7.2.

Indemnity. The Domestic Company shall fully indemnify the WFOE against any loss, damage, liability and/or cost resulting from any action, claim or other demand made against the WFOE due to or arising out of the content of consulting and service required by the Domestic Company, and hold the WFOE harmless from any loss and damage caused to the WFOE by any act of the Domestic Company or any claim made by any third party due to the act of the Domestic Company.

Article 8Intellectual Property Rights

8.1.

Rights that are generated. Any right and interest generated from the performance of this Agreement, including but not limited to the ownership, copyright, patent and other intellectual property rights, know-how, trade secrets and others, regardless of whether they are developed by the WFOE or developed by the Domestic Company based on the original intellectual property rights of the WFOE, shall be the proprietary and exclusive right and interest of the WFOE. The Domestic Company shall enter into all necessary documents and take all necessary actions, for the WFOE to become owner of such intellectual property rights. The Domestic Company shall not challenge the WFOE's ownership of all such intellectual property rights. Where the Domestic Company intends to obtain any such intellectual property rights by application for registration or otherwise, it shall first obtain the written consent of the WFOE.

8.2.

License of Rights. The WFOE may grant a non-exclusive license to the Domestic Company to use the intellectual property rights set forth in Article 8.1. Such granting of license shall be otherwise agreed by the Parties in a separate agreement. Without prior written consent of the WFOE, the Domestic Company may not transfer or sub-license the intellectual property rights license granted to the Domestic Company by the WFOE.

Article 9Effectiveness and Term

9.1.

This Agreement is signed and effective on the date first written above. Unless early terminated in accordance with the terms of this Agreement or relevant agreement concluded between the Parties, the term of this Agreement shall be ten (10) years.

9.2.	The term of this Agreement shall automatically extend for ten (10) years upon its expiry, and so on, unless the Parties hereto otherwise agree and enter into a written agreement.

Article 10Termination

10.1.	Termination on Expiry Date. This Agreement shall have full force and effect unless it is terminated in accordance with relevant provisions hereof.
10.2.

Early Termination. During the term of this Agreement, the Domestic Company shall not early terminate this Agreement. Notwithstanding the foregoing, the WFOE may at any time issue a written notice to the Domestic Company thirty (30) days in advance to terminate this Agreement.

10.3.	Survival. Upon termination of this Agreement, the rights and obligations of the Parties under Article 5, Article 6, Article 7 and Article 11 shall survive.

Article 11Applicable Laws and Dispute Resolution

11.1.	Applicable Laws. The formation, validity, interpretation, performance of, and the resolution of dispute arising out of, this Agreement shall be governed by the PRC laws.
11.2.

Dispute Resolution. Any dispute arising out of or in connection with this Agreement shall be resolved by the Parties upon friendly negotiation. If any dispute in connection with or arising out of this Agreement cannot be resolved through friendly negotiation, either Party may submit such dispute to Shanghai International Economic and Trade Arbitration Commission to be administered in Shanghai in accordance with its arbitration rules then in force. For the arbitration hereunder, the arbitration tribunal shall consist of three arbitrators. The applicant and the respondent shall each appoint one arbitrator, and the third arbitrator shall be appointed by the said two arbitrators upon negotiation or appointed by Shanghai International Economic and Trade Arbitration Commission. The arbitration award shall be final and legally binding upon the Parties. Except as otherwise provided in the arbitration award, all costs shall be borne by the defeated Party. The Parties unanimously agree that the arbitration shall not be conducted publicly.

11.3.	During arbitration, except for the disputed part under arbitration, the Parties shall continue to enjoy and fulfill their respective rights and obligations hereunder.

Article 12Change in Law

Upon effectiveness of this Agreement, if any central or local legislative or administrative authority in the PRC amends any central or local PRC law, regulation, ordinance or other normative document, including amending, supplementing, repealing, interpreting or publishing implementing methods or rules for any existing law, regulation, ordinance or other normative document (collectively referred to as the "Amendment"), or issuing any new law, regulation, ordinance or other normative document (collectively referred to as "New Regulation"), the following provisions shall apply:

12.1.

If the Amendment or New Regulation is more favorable to any Party than any applicable law, regulation, ordinance or other normative document then in force on the effective date of this Agreement (and the other Party will not thus be imposed any material adverse effect), then the Parties shall timely apply to relevant authority (if necessary) for obtaining the benefits of such Amendment or New Regulation. The Parties shall make every effort to procure the approval of such application.

12.2.

If, due to the Amendment or New Regulation, there is any direct or indirect material adverse effect on the economic interests of the WFOE hereunder, and the Parties cannot solve such adverse effect imposed on the economic interests of the WFOE in accordance with the provisions of this Agreement, then after the WFOE notifies the Domestic Company, the Parties shall timely negotiate to make all requisite amendment to this Agreement to maximally protect the economic interests of the WFOE hereunder.

Article 13Force Majeure

13.1.

A "Force Majeure Event" refers to any event that is beyond the reasonable control of a Party and cannot be prevented with reasonable care of the affected Party, including but not limited to natural disasters, war and riot, provided that, any shortage of credit, capital or finance shall not be regarded as an event beyond the reasonable control of a Party. In the event that the occurrence of a Force Majeure Event delays or prevents the performance of this Agreement, the affected Party shall not be liable for any obligations hereunder only for such delayed or prevented performance. The affected Party who seeks to be exempt from the performance obligation under this Agreement or any provision hereof shall inform the other Party, without delay, of the exemption of obligation and the approaches that shall be taken to complete performance.

13.2.

The Party affected by Force Majeure Event shall not assume any liability hereunder, provided that only when the affected Party has made all reasonable efforts to perform this Agreement, the Party who seeks exemption of obligation may be exempted from performing such obligation and only to the extent of the delayed or impeded performance. Once the cause for such exemption of liability is corrected and remedied, each Party agrees to use its best efforts to resume the performance of this Agreement.

Article 14Miscellaneous

14.1.

Notice. All notices required to be given pursuant to this Agreement shall be delivered personally or sent by facsimile transmission or registered mail. A notice shall be deemed effectively given on the date of the signature on the receipt of the registered mail if sent by registered mail, or on the date of delivery if given by personal delivery or facsimile transmission. The original copy of the notice sent by facsimile transmission shall be sent by registered mail or delivered personally immediately after being sent by facsimile transmission.

14.2.

Further Assurance. The Parties agree to promptly execute documents that are reasonably required for the implementation of the provisions and purpose of this Agreement and take further actions that are reasonably required for the implementation of the provisions and purpose of this Agreement.

14.3.

Entire Agreement. Except for the amendments, supplements or changes in writing executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

14.4.	Headings. The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.
14.5.	Taxes and Expenses. Each Party shall bear any and all taxes and expenses occurring to or levied on it with respect to the execution and performance of this Agreement.
14.6.

Transfer of Agreement. Without prior written consent of the WFOE, the Domestic Company may not assign its rights and obligations hereunder to any third party. The Domestic Company hereby agrees that the WFOE may assign its rights and obligations hereunder to any third party, in which case the WFOE only needs to send a written notice to the Domestic Company, without further obtaining the consent of the Domestic Company for such assignment.

14.7.	Succession. This Agreement shall be inure to the benefits of and binding upon the respective successors and permitted assigns of each Party.
14.8.

Severability. If any provision of this Agreement is invalid or unenforceable due to inconsistency with relevant laws, such provision shall be deemed invalid or unenforceable only to the extent where the relevant laws apply, and will not affect the legal validity of other provisions of this Agreement.

14.9.

Waiver. Any Party may waive the terms and conditions of this Agreement, provided that such waiver shall only become effective if made in writing and agreed and signed by the Parties. No waiver by a Party of the breach by the other Party in a specific case shall operate as a waiver by such Party of any similar breach by the other Party in other cases.

14.10.

Amendment and Supplement of Agreement. The Parties shall amend and supplement this Agreement by a written instrument. Any amendment and supplement will become an integral part of this Agreement after proper execution by the Parties and have same legal effect as this Agreement.

14.11.	Counterpart. This Agreement shall be written in Chinese and made in duplicate, with the WFOE and the Domestic Company each holding one copy.

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement on the date first written above.

WFOE: Xiaoying (Beijing) Information Technology Co., Ltd. (Seal)

Signed by:	/s/ Sun Jing
Name:	Sun Jing
Title:	Legal Representative

Signature Page of Exclusive Business Cooperation Agreement

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement on the date first written above.

Beijing Yingzhongtong Financial Information Services Co., Ltd. (Seal)

Signed by:	/s/ Sun Huichang
Name:	Sun Huichang
Title:	Legal Representative

Signature Page of Exclusive Business Cooperation Agreement

Appendix 1: List of Technical Consulting and Services

The WFOE will provide the following technical consulting and services to the Domestic Company:

(1)To research on and develop relevant technologies required for the business of the Domestic Company, including the development, design and making of database software, user interface software and other relevant technologies to be used for relevant business information, and the license of such software and technologies to the Domestic Company for use;

(2)To provide application and implementation of relevant technologies for the business operation of the Domestic Company, including but not limited to the general design scheme, installation, commissioning and test run of the system;

(3)To be responsible for the daily maintenance, monitoring, commissioning and trouble-shooting of computers and network software and hardware device (including information database) of the Domestic Company, including the timely input of users' information into the database, or based on other business information as the Domestic Company may from time to time provide, timely update the database, regularly update the user interface, and provide other related technical services;

(4)To provide consulting services for the procurement of relevant equipment and software and hardware system required for the Domestic Company to carry out online operation, including but not limited to providing consulting advice on the selection, system installation and commissioning of all kinds of tools, software, applications and technology platforms, and the purchase, model, performance and other aspects of all kinds of supporting hardware device and equipment;

(5)To provide appropriate training and technical support and aid to employees of the Domestic Company, including but not limited to providing appropriate training to the Domestic Company and its employees, including training on customer service or technologies or otherwise; introducing to the Domestic Company and its employee knowledge and experience on the installation, operation and other aspects of the system and equipment, assisting the Domestic Company in solving any problem as may incur during the installation and operation of the system and equipment; providing the Domestic Company with consulting and advice on the application of other online editing platforms and software, and assisting the Domestic Company in preparing and collecting information of various types;

(6)To give technical consulting and technical answer to any technology question raised by the Domestic Company regarding the network equipment, technology products and software; and

(7)To provide other technical services and consulting based on the needs of the Domestic Company.

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Appendix 2: Method for Calculation and Payment of Technical Consulting and Service Fee

1.	The amount of the service fee shall be determined based on the following factors:

(1)  Technical difficulty and complexity of the consulting and management service;

(2)  Time to be spent by the WFOE to provide such technical consulting and management service; and

(3)  Specific content and commercial value of the technical consulting and management service.

2.

The WFOE will issue the bill to the Domestic Company on a quarterly basis in accordance with the workload and commercial value of the technical service it provides to the Domestic Company and the price agreed by the Parties, and the Domestic Company shall pay the corresponding Consulting Service Fee to the WFOE per the date and amount indicated on the bill. The Consulting Service Fee shall be 100% total consolidated profit of the Domestic Company in any fiscal year in consideration of the WFOE’s services, taking into account of Article 1 above, after making up any cumulative loss (if any) of the Domestic Company and its affiliated companies in previous fiscal years and netting of the working capital, operational costs, taxes and other statutory contributions required in any fiscal year. Notwithstanding the foregoing, the WFOE may at any time adjust the standard of the Consulting Service Fee based on the quantity and content of the consulting services it provides to the Domestic Company. Any adjustment to the said Consulting Service Fee shall be approved by the WFOE.

3.

The Domestic Company shall establish and implement the accounting systems and prepare financial statements in accordance with relevant PRC laws, regulations, accounting rules and accounting principles. At the request of the WFOE, the Domestic Company shall prepare separate financial statements in accordance with the US generally accepting accounting principles or other accounting principles as the WFOE may otherwise require. The Domestic Company shall provide financial statements, operation records, business contracts and financial materials as well as other reports required by the WFOE, of the Domestic Company to the WFOE within 15 days upon ending of each calendar month, so that the WFOE may check and compute the amount of service fee payable to the WFOE by the Domestic Company in accordance with the foregoing provisions. The WFOE may audit all financial statements and other relevant information of the Domestic Company at any time during business hours, provided that it shall give reasonable prior notice to the Domestic Company. If the WFOE has any doubt on the financial materials provided by the Domestic

Company, the WFOE may appoint an independent accounting firm with good reputation to audit relevant materials, and the Domestic Company shall cooperate with the same.

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